Exhibit 99.1

Zosano Pharma Granted Type C Meeting with FDA Regarding NDA Resubmission for M207 Following Preliminary Top-Line Pharmacokinetic Study Results

FREMONT, Calif., October 4, 2021 — Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced the company has been granted a Type C written response only meeting with the U.S. Food and Drug Administration (“FDA”) regarding the resubmission of the M207 (zolmitriptan transdermal microneedle system) 505(b)(2) New Drug Application (“NDA”) following receipt of preliminary top-line results from the pharmacokinetic (“PK”) study.

The PK study included 48 healthy volunteers and evaluated approximately 2,500 samples utilizing lots of M207 produced with two different pieces of manufacturing equipment (“equipment A” and “equipment B”). The study was designed to evaluate safety and the pharmacokinetics of drug exposure levels compared to an intranasal control formulation of two 5 mg doses of zolmitriptan. The safety assessment showed that M207 was generally well tolerated, consistent with previous studies. The preliminary data from the PK analysis showed that there were no outliers with unexpected high plasma concentrations of zolmitriptan, which was a focus of the FDA, as identified in the Complete Response Letter for the original M207 NDA. Drug plasma concentration levels from M207 produced with equipment A were within range and comparable to the intranasal control. Drug plasma concentration levels of M207 produced with equipment B were lower compared to control and to M207 produced by equipment A, but within ranges consistent with approved therapeutic dose levels of zolmitriptan. The FDA had also raised questions regarding differences in zolmitriptan exposures observed between subjects receiving different lots of M207 in the company’s clinical trials.

“We are pleased that the preliminary top-line PK study results did not identify any outliers with unexpected high plasma concentrations of zolmitriptan,” said Steven Lo, president and chief executive officer of Zosano. “We requested a meeting with the FDA to review the data, including the preliminary bioequivalence data from the lots produced with the different manufacturing equipment, and, following written feedback from the FDA from the Type C meeting, we plan to refine our strategy for the resubmission of an NDA. We look forward to providing an update on our resubmission plans after we receive written feedback from the FDA, which is expected to occur by mid-December. There are thousands of people experiencing migraine attacks in the U.S. that are not adequately served by existing therapies, and we believe in the potential of M207 to provide much-needed relief from this disease.”

Unless and until the company resubmits an NDA and potentially receives FDA approval, the company is unable to estimate a timeframe for product launch or revenues for 2022, if any, or beyond.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage biopharmaceutical company focused on developing products where rapid administration of approved molecules with established safety and efficacy profiles may provide substantial benefit to patients, in markets where patients remain underserved by existing therapies. The company’s transdermal microneedle system technology consists of titanium microneedles coated with drug that are designed to enable rapid systemic administration of therapeutics to patients. Zosano’s lead product candidate is M207, which is a proprietary formulation of zolmitriptan designed to be delivered via its transdermal microneedle system technology, as an acute treatment for migraine. Previously, M207 was known as Qtrypta, which the company no longer intends to use as the proprietary name of M207. The company is currently in the process of identifying an alternative proprietary name for M207. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding preliminary results from the company’s pharmacokinetic study, the timing of written feedback from the Type C meeting with the FDA, plans to refine the company’s strategy for the resubmission of an NDA and the timing of an update on resubmission plans, the potential benefits and availability of M207 for patients, the expectations for identifying a proprietary name for M207 and other future events and expectations described in this press release. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “scheduled,” “goal,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict, and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the company’s ability to obtain additional cash resources to continue operations, the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although Zosano believes that the expectations reflected in these forward-looking statements are reasonable, Zosano cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contacts:

Christine Matthews

Chief Financial Officer

510-745-1200

Zosano PR:

Sylvia Wheeler or Alexandra Santos

swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com